Exhibit 99.1

Agenus Prices At Market Underwritten Offering of Common Stock

Lexington, MA – August 11, 2011 – Agenus Inc. (NASDAQ: AGEN), a leading developer of therapeutic vaccines for cancer and infectious diseases, today announced the pricing of an at market underwritten offering of 13,725,491 primary shares of its common stock at a price of $0.51 per share with a group of investors including the Company’s Chairman and CEO, Dr. Garo Armen. Agenus’ common stock closed at $0.51 on August 10, 2011. After the estimated offering expenses payable by Agenus, Agenus expects to receive net proceeds of approximately $6.3 million. All of the shares in the offering are being sold by Agenus. The offering is expected to close on August 16, 2011, subject to customary closing conditions.

William Blair & Company, L.L.C, is acting as the sole book-running manager for the proposed offering and Gleacher & Company Securities, Inc., a subsidiary of Gleacher & Company, Inc. (Nasdaq:GLCH) is acting as co-manager.

The shares will be issued pursuant to a shelf registration statement on Form S-3 previously filed with and declared effective by the Securities and Exchange Commission. Agenus also will file with the Securities and Exchange Commission a prospectus supplement with respect to the offering, which will be available on the SEC’s website at www.sec.gov.

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy any securities of Agenus, nor shall there be any sale of securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. When available, copies of the prospectus supplement and accompanying prospectus may be obtained by contacting William Blair & Company, L.L.C., 222 West Adams Street, Chicago, IL 60606, attention: Equity Capital Markets, telephone 312-236-1600.

About Agenus

Agenus Inc. is a biotechnology company working to develop treatments for cancers and infectious diseases. The company is focused on immunotherapeutic products based on strong platform technologies with multiple product candidates advancing through the clinic, including several product candidates that have advanced into late-stage clinical trials through corporate partners. For more information, please visit www.agenusbio.com.

Safe-Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements concerning the Company’s expectations related to the closing of the offering. Forward-looking statements represent our management’s judgment regarding future events. The Company’s forward-looking statements are subject to a number of known and unknown risks and uncertainties, many of which are beyond its control, including risks related to closing of the contemplated offering, that could cause actual results, performance or achievements to differ materially from those described in the forward- looking statements. For additional disclosure regarding these and other risks faced by Agenus, see the disclosure contained in its public filings with the SEC available on the SEC’s website at www.sec.gov. These forward-looking statements represent the Company’s views only as of the date they are made and should not be relied upon as representing its views as of any subsequent date. The company disclaims any obligation to update any forward-looking statements as a result of events occurring after the date of this press release.

Contact:

Investors: Jonae Barnes 617-818-2985